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                                                                  Exhibit 10(21)



The following describes the compensation arrangement between Fountain Oil Incorporated (the "Company") and Robert A. Halpin as of December 10, 1996:

Fee of $45,000 based upon 30% of normal working days per year of 220 days, of which Mr. Halpin will allocate 66 working days per year. In addition, additional services provided by request of the Company will be compensated based on a day-rate of $1,000 per day.